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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT ("Agreement") is made as of the effective date designated below ("Effective Date"), by and between Arcadia Resources, Inc., a Nevada corporation, ("Employer") and the undersigned individual ("Employee").

                                    RECITALS

      Subject to the terms of this Agreement, Employer desires to employ, or continue the employment of, Employee in the position(s) set forth herein, and Employee desires to accept such employment.

      NOW, THEREFORE, In consideration of the recitals and covenants herein and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

      1. "AT WILL" EMPLOYMENT. Beginning on the Effective Date, Employer agrees to employ, or to continue the employment of, Employee on an "at will" basis, and Employee hereby accepts such employment, subject to and in accordance with the terms and conditions hereinafter set forth. Employee agrees that employment with Employer is and shall remain on an "at will" basis, and that nothing within or outside of this Agreement shall confer to Employee any guaranty of continued employment with Employer. Accordingly, either Employee or Employer may terminate Employee's employment at any time, with or without cause, with or without prior notice.

      2. DUTIES AND RESPONSIBILITIES. Employee shall serve in the position(s) designated below, and in such position(s) as Employer may assign hereafter, on a full-time basis and shall report to John E. Elliott (Chief Executive Officer) or Lawrence R. Kuhnert (President), as designated by Employer. Employer may hereafter change the position(s) held by Employee, Employee's reporting relationships, and the responsibilities assigned to Employee or of the position(s) held by Employee. Employee shall perform such duties and responsibilities as are consistent with such position(s) held by Employee and/or assigned by Employer. Employee agrees to use Employee's best efforts to perform any and all such duties and responsibilities necessary or appropriate to perform the functions of such position(s). While employed by Employer, Employee agrees not to work for any other business or enterprise, whether as an employee, agent, independent contractor or in any other capacity whatsoever, except that Employer hereby permits Employee to do so for Ackley Properties Management, Inc. and Haifley Enterprises, LLC provided that by doing so Employee does not violate the provisions of the Agreement, including Sections 6, 7 and 8.

      3. COMPENSATION AND BENEFITS. Employer agrees to pay and provide Employee, and Employee agrees to accept in full consideration for Employee's services to Employer, the following:

            A. SALARY. An annual base salary in the amount designated below ("Annual Base Salary"), less applicable withholdings, payable in accordance with the normal

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      payroll practices of Employer. Employee's Annual Base Salary may be modified by Employer from time to time in Employer's discretion.

            B. VACATION AND SICK TIME. EMployee shall be entitled to take up to four (4) weeks of paid vacation per year, plus a limited amount of paid time off for sickness, disability, or other personal reasons in accordance with the Employer's general time-off policies in effect from time to time for its employees.

            C. FRINGE BENEFITS/RETIREMENT PLAN. Employee shall be entitled to health care benefits, and additionally to participate in such additional fringe benefits and qualified retirement plans and other plans offered by Employer to its employees generally from time to time, in accordance with Employer's eligibility and participation provisions of such plans.

            D. EXPENSE REIMBURSEMENT. The Employer shall reimburse Employee all reasonable out-of-pocket expenses incurred by Employee in connection with the performance of duties hereunder and upon Employee's submission of such receipts and records as Employer requires to evidence such expenses.

            E. VEHICLE ALLOWANCE. Employee shall receive a $750 monthly vehicle allowance and fuel card.

            F. RESTRICTED STOCK GRANT. Contingent and effective on written notification of approval by Employer's Board of Directors which shall be given as of the Effective Date of this Agreement (the "Grant Date"), such terms and conditions as specified by the Board of Directors, and Employee's execution of the Employer's restricted stock grant agreement, Employer agrees to grant Employee up to a total of One Hundred and Fifty Thousand (150,000) restricted shares of Employer's common stock (the "Restricted Stock"), contingent on Vesting and subject to forfeiture as specified herein. The Restricted Stock is a "restricted security" within the meaning of and subject to the holding period and other restrictions prescribed by Rule 144 promulgated by the U.S. Securities and Exchange Commission and as provided herein. Shares of the Restricted Stock shall "Vest" as follows: (a) upon the Effective Date of this Agreement, Employer shall issue employee 9,375 shares of the Restricted Stock, which shares shall be fully Vested as of such grant date; and (b) on the first day of each fiscal quarter beginning after the Effective Date of this Agreement, Employer shall issue Employee 9,375 shares of the Restricted Stock, which shares shall be fully Vested as of such grant date, provided that Employee has been continuously employed by Employer through and as of such grant date. No additional shares of Restricted Stock shall be issued when and if Employee has been issued a total of 150,000 shares of Restricted Stock. All shares of the Restricted Stock which have not Vested and have not been issued to Employee are "Non-Vested Shares." Employee shall have no rights as a shareholder or otherwise in Non-Vested Shares of the Restricted Stock and any purported attempt by Employee to transfer any interest in Non-Vested Shares of the Restricted Stock shall be null and void and not binding on the Company. All shares of the Restricted Stock which are Vested shall be deemed issued in advance, not in arrears, and upon any termination of employment, whether by Employer or Employee, whether for cause or without cause, all Non-Vested

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      Shares of the Restricted Stock shall be automatically forfeited and shall be null and void. Employee shall be responsible for all tax obligations arising from such Restricted Stock and acknowledges that Employer may withhold payroll taxes in such regard.

            G. STOCK OPTIONS. Employee acknowledges that Employer previously granted Employee statutory/non-tax qualified options to purchase up to an aggregate of One Hundred Thousand (100,000) restricted shares of Employer's common stock at an exercise price of $1.45 per share, which options vested as of March 31, 2005 and are exercisable through March 31, 2010 or ninety (90) days following termination of employment on any basis (whether for cause or without cause, etc.), whichever event occurs first, contingent on Employee's execution of Employer's stock option agreement and the covenant not to compete contained herein. Employee shall be responsible for all tax obligations arising from such option or the stock acquired and acknowledges that Employer may withhold payroll taxes in such regard.

            4. OBLIGATION UPON TERMINATION OF EMPLOYMENT

                  A. TERMINATION AND SEVERANCE PAYMENT. Subject to Sections 4B
            and 5 below, if the Employer terminates Employee's employment, Employer shall pay Employee the unpaid Annual Base Salary and benefits earned and accrued through the date of termination, plus all unreimbursed expenses through such date, plus the Employer shall pay, as severance, an amount equal to Employee's Annual Base Salary at the rate in effect on the date of termination. Such severance amount, less applicable withholdings, shall be paid in a single lump sum within thirty (30) days following the termination of Employee's employment. No interest shall be paid on the severance amounts set forth in this paragraph. This Section 4A shall not apply in the event that Section 4 B applies or Section 5 applies.

                  B. TERMINATION FOR CERTAIN REASONS. If Employee's employment is terminated by the Employer for cause including for any one or more of the following reasons, then in such case Employer shall only be obligated to pay Employee the amount of any unpaid Annual Base Salary earned and accrued through the date of termination, together with any unreimbursed expenses:

                  (i) The conviction of any crime involving moral turpitude;

                  (ii) The conviction of, or pleading guilty or no contest to, any crime, whether or not involving the Employer, constituting a felony in the jurisdiction involved, which Employer, in its sole discretion, determines may have an injurious effect on it;

                  (iii) The Employee's breach of fiduciary duty, gross
            negligence, willful misconduct, insubordination, or the willful and repeated failure or refusal to perform such duties as may be properly delegated to Employee by Employer hereunder; or

                  (iv) The non-performance of Employee's duties within five (5)
            days following receipt of written notice from the Employer of such failure or non-performance, provided such is consistent with the duties normally associated with Employee's position and not violative of applicable laws.

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                  C. NO FURTHER OBLIGATIONS. Upon the termination of Employee's employment under 4A or 4B above, Employer shall have no further liability or obligation whatsoever to Employee or Employee's personal representative, estate, heirs, beneficiaries, or any other person claiming by, under or through Employee, except as stated in such Sections.

            5. CHANGE OF CONTROL. If, during the period commencing 120 days prior to a "Change in Control" and ending on the first anniversary of such Change in Control, Employee's employment is terminated by the Employer for any reason other than for cause specified in Section 4B, or by Employee and both John E. Elliott, II and Lawrence R. Kuhnert do not hold the positions of CEO and President (or the equivalent thereof), respectively, of the Company or any successor to the Company, then Employee shall receive two and one-half (2.5) times Employee's Annual Base Salary in effect on the date of termination, less applicable withholdings, plus all unreimbursed expenses through such date of termination, payable in full within thirty (30) days of the date of such termination. For this purpose, a Change in Control shall have the same meaning given to such term in the Corporation's 2002 Stock Option Plan.

            6. INVENTIONS. If any at time Employee shall, either alone or with others, make, devise, create, invent or discover any inventions, improvements, modifications, developments, ideas, products, property, formulas, know-how, designs, models, processes, prototypes, sketches, drawings, plans or other matters whatsoever (whether or not capable of being protected by letters of patent, registration, copyright, registered trademark, service marks or other protection) which, in any manner, relate to, arise out of, or are in connection with the present or future business prospects or activities of Employer (collectively "Inventions"), all such Inventions shall immediately be and remain the sole and exclusive property of Employer and Employee shall immediately and confidentially communicate a description of the Invention to Employer and to no other party at any time, and if Employer so desires, Employee shall execute all documents and instruments and do all things as may be requested by Employer in order to forever vest all right, title and interest in such Invention solely in Employer and to obtain such letters of patent, copyrights, registrations or other protections as Employer may, from time to time, desire.

            7. CONFIDENTIALITY. Employee acknowledges and agrees that at all times during and following the termination of employment with Employer under any circumstances, Employee shall not use or disclose (i) any information, knowledge or data relating in any way to the business, financial condition, sales, public and private sources of financing, sales, customers, operations, suppliers, products, services, Inventions, business relationships, manufacturing, technologies or services of Employer, or (ii) any other proprietary or confidential information, knowledge, data or details of the past, present or future business affairs or practices of Employer (items (i) and (ii) are hereafter referred to as "Confidential Information"), except Employee may use any such Confidential Information provided to Employee as necessary solely during the term of Employee's employment for the sole purpose of carrying out Employee's duties hereunder for Employer's benefit provided Employee takes adequate measures to protect the confidentiality thereof. Employee covenants and agrees that (i) the use and disclosure restrictions applicable to Confidential Information shall also apply to all documents or other materials containing any Confidential Information ("Confidential Materials"), (ii) all Confidential Materials are and shall remain at all times the sole exclusive property of Employer and (iii) upon termination of employment, Employee shall promptly return all Confidential Materials, and all copies and

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      extracts thereof, to Employer and at no time shall any Confidential
      Materials be used, copied, published, circulated or disclosed, in any manner whatsoever, except as specifically authorized herein other otherwise in writing by Employer.

            8. COVENANT-NOT-TO-COMPETE. Except to the limited extent permitted by the exception specified herein (the "Permitted Exception"), Employee covenants and agrees that during the term of employment and for the one
      (1) year period following termination of employment (whether for cause or without cause, by Employer or Employee) (the "Restricted Period"), Employee shall not within 60 miles of any location of the Employer or its affiliates at which Employee worked or for which Employee had managerial or other executive responsibility while employed by Employer (collectively the "Restricted Area"), in any manner, directly or indirectly, through intermediaries or other persons or entities, either as owner, shareholder, director, officer, manager, member, agent, consultant, creditor, representative, investor, partner, employee, or on behalf of any other person or entity, or in any other capacity whatsoever (excepting Employee's passive ownership of less than 5% of the securities of a publicly traded entity) (i) engage in, assist, provide capital, services, advice or information to, or in any manner whatsoever become associated with any business or enterprise that offers products or services similar in type, nature, style, function or purpose with those offered by the Employer or its affiliates or any business or enterprise that is competitive with or similar to any business conducted by the Employer or its affiliates, (ii) contact for any business purpose, solicit or attempt to solicit any supplier, customer, agent, representative or employee of the Employer or its affiliates, or otherwise interfere with or attempt in any manner to disrupt any relationship or agreement between the Employer or its affiliates and any of its customers, employees, agents, representatives or others doing business with the Employer or its affiliates, or (iii) compete with the Employer or its affiliates ("Restricted Activities"). Employee agrees that any Restricted Activities outside the Restricted Area with respect to or directly or indirectly relating to any portion of the Restricted Area shall be deemed conducted within the Restricted Area and prohibited hereby. As used herein, "affiliates" shall include Employer's affiliated agencies and direct or indirect subsidiaries or other business ventures. Employee acknowledges and agrees that the legal consideration for Employee's agreement to Sections 6, 7, 8 and 9 of this Agreement include Employee's initial or continued employment hereunder, Employer's agreement to grant restricted stock and Employer's agreement to pay severance compensation in the circumstances described herein, and that Sections 6, 7, 8 and 9 of this Agreement shall be enforceable by Employer's successors and assigns. The Permitted Exception is defined to mean that Employee shall be permitted to be a majority investor in, and shall be permitted to advise, consult with and assist, a competing venture majority owned by Employee's child (i.e., other than Employee, Employee's child shall be the majority owner), provided that (a) the venture is located and competes with Employer solely within a 50 mile radius of Ft. Wayne, Indiana, (b) the furnishing of advice, consultation and assistance by Employee does not interfere with the performance of his duties to Employer, and (c) Employee gives Employer prior written notice of Employee's proposed investment in the venture.

            9. ENFORCEABILITY. Employee agrees to the terms and conditions of Sections 6, 7 and 8 of this Agreement in consideration of Employer's covenants and promises herein, including but not limited to the grant of Restricted Stock, stock options and severance compensation provisions set forth herein. Employee expressly agrees and acknowledges that a loss arising from a breach of any provision under Sections 6, 7, and 8 may not be reasonably and equitably compensated by

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      money damages. Therefore, Employee agrees that in a case of any such breach, Employer shall be entitled to injunctive and/or other extraordinary relief in order to prevent Employee from engaging in any of the foregoing prohibited activities, which relief shall be cumulative and in addition to any and all other additional remedies to which Employer may be entitled to at law or equity. In the event that any court of competent jurisdiction shall determine that any part or all of the provisions of Sections 6, 7, and 8 are unenforceable or invalid due to the scope of the activities restrained, the geographical extent of the restraints imposed, the duration of the restraints imposed, or otherwise, the parties hereby expressly intend, agree and stipulate that under such circumstances, the provisions of Sections 6, 7, and 8 shall be enforceable to the fullest extent and scope permitted by law and that the parties shall be bound by any judicial modifications to the provisions therein which said court of competent jurisdiction may make in order to carry out the intentions of the parties as provided herein.

            10. GOVERNING LAW AND ARBITRATION. This Agreement and all disputes arising out of Employee's employment shall be governed by and construed in accordance with the laws of the State of Florida, notwithstanding the fact that either party hereto is or may hereafter become domiciled or located in a different state. Any dispute, controversy or claim arising out of or relating to this Agreement or Employee's employment, whether arising in contract, tort or otherwise, including all claims assertable under any federal or state law prohibiting discrimination in employment, shall be resolved at arbitration in accordance with the rules of the American Arbitration Association, except for any equitable or injunctive relief sought by Employer under this Agreement. The arbitration shall be held at a location within Collier County, Florida. The parties hereto agree that any arbitration award rendered on any claim submitted to arbitration shall be final and binding upon the parties and not subject to appeal and that judgment may be entered upon any arbitration award by any circuit court located in Florida or by any other court of competent jurisdiction. The parties hereto agree that the expenses of any arbitration shall be borne equally by the parties to the proceeding, except that the party determined to have prevailed in any arbitration or civil action brought by the Employer shall be awarded its reasonable attorneys fees and costs of its own experts, evidence and the like. Employee acknowledges and agrees that by making this agreement to submit all claims to binding arbitration, Employee hereby waives the right to litigate in a court of law, and to trial by jury if applicable, all claims against Employer, including all claims assertable under any federal or state law prohibiting discrimination in employment.

            11. WAIVER OF BREACH. The waiver of breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. Each and every right, remedy and power hereby granted to any party hereto or allowed it by law shall be cumulative and not exclusive of any other.

            12. SEVERABILITY. If any of the provisions of this Agreement or the application thereof to any party under any circumstances is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Agreement or the application thereof.

            13. INTERPRETATION OF AGREEMENT. Where appropriate in this Agreement, words used in the singular shall include the plural, and words used in the masculine shall include the

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      feminine and neuter. All headings that are used in this Agreement are for the convenience of the reader only and shall not be used to limit or construe any of the provisions hereof.

            14. SURVIVAL OF PROVISIONS. The obligations of Employee under Sections 6, 7, 8 and 9 of this Agreement are continuing and shall survive the termination of Employee's employment under any circumstances whatsoever.

            15. AMENDMENT OF AGREEMENT. The terms and provisions of this Agreement may be altered or amended in any of their provisions only by the signed written agreement of the parties hereto.

            16. SUCCESSORS. The Agreement shall inure to the benefit of Employer and its successors and assigns, including but not limited to the provisions of Sections 6, 7, 8 and 9, but may not be assigned or delegated by Employee as it requires Employee's personal services.

            17. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other previous or contemporaneous communications, representations, understandings, agreements, negotiations and discussions, either oral or written, between the parties. The parties acknowledge and agree that there are no prior or contemporaneous written or oral agreements, understandings, or representations, directly or indirectly related to this Agreement that are not set forth herein.

            18. COUNTERPART/FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts and by facsimile signature, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

            IN WITNESS WHEREOF, the parties have executed this Agreement effective the date and year first above written.

                                 EMPLOYEE SPECIFIC INFORMATION
Employee                         James E. Haifley
Effective Date of Agreement      December 7, 2005
Position                         Executive Vice President of Arcadia Resources, Inc. ("ARI")
Responsibilities                 Including operations, sales and marketing for ARI
                                 Services Division and ARI Durable Medical Equipment Division
Annual Base Salary               $140,000.00 per annum
Vehicle Allowance                $750.00 per month and fuel card

                                              /s/JAMES E. HAIFLEY
                                              ----------------------------------

Dated:  December 7, 2005

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ACCEPTED BY EMPLOYER:

ARCADIA RESOURCES, INC.,
a Nevada corporation

By: /s/ John E. Elliott, II
    ------------------------------------

Its:     Chairman and CEO
    ------------------------------------

Dated:  December 7, 2005

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